Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Prudential plc:

We consent to the incorporation by reference in the registration statement (No. 333-244226) on Form F-3 and the registration statements (No. 333-213731 and 333-228081) on Form S-8 of Prudential plc of our report dated 17 March 2022, with respect to the consolidated statements of financial position of Prudential plc as of 31 December 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended 31 December 2021, and the related notes, and the disclosures marked “audited” within the Risk Review section on pages 53 to 71 of the 2021 Form 20-F of Prudential plc, and the condensed financial statement Schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of 31 December 2021, which report appears in the 31 December 2021 annual report on Form 20-F of Prudential plc.

/s/ KPMG LLP
KPMG LLP

London, UK
17 March 2022